Exhibit 10.56

Execution Version

STOCK PURCHASE AGREEMENT

BY AND AMONG

THE INVESTORS LISTED HEREIN

AND

PTC THERAPEUTICS, INC.

DATED AS OF OCTOBER 27, 2022

TABLE OF CONTENTS

Page

1. Definitions1

1.1 Defined Terms1

1.2 Additional Defined Terms5

2. Purchase and Sale of Common Stock6

2.1 Purchase and Sale6

2.2 Tax Treatment6

3. Closing; Deliveries6

3.1 Closing6

3.2 Deliveries6

4. Representations and Warranties of the Company7

4.1 Organization, Good Standing and Qualification7

4.2 Capitalization and Voting Rights7

4.3 Subsidiaries8

4.4 Authorization8

4.5 No Defaults9

4.6 No Conflicts9

4.7 No Governmental Authority or Third-Party Consents9

4.8 Valid Issuance of Shares9

4.9 Litigation9

4.10 Licenses and Other Rights; Compliance with Laws10

4.11 Company SEC Documents; Financial Statements; Nasdaq Stock Market10

4.12 Absence of Certain Changes11

4.13 Internal Controls; Disclosure Controls and Procedures11

4.14 Intellectual Property11

4.15 Offering11

4.16 No Integration11

4.17 Brokers’ or Finders’ Fees12

4.18 Not Investment Company12

4.19 Regulatory Matters12

4.20 No General Solicitation12

4.21 Foreign Corrupt Practices12

4.22 Regulation M Compliance13

4.23 Office of Foreign Assets Control13

4.24 U.S. Real Property Holding Corporation13

5. Representations and Warranties of the Investors13

5.1 Organization; Good Standing13

5.2 Authorization13

5.3 No Conflicts13

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5.4 No Governmental Authority or Third-Party Consents14

5.5 Purchase Entirely for Own Account14

5.6 Disclosure of Information14

5.7 Investment Experience and Accredited Investor Status14

5.8 Restricted Securities14

5.9 Legends14

5.10 Financial Assurances15

6. Investors’ Conditions to Closing15

6.1 Representations and Warranties15

6.2 Covenants15

7. Company’s Conditions to Closing15

7.1 Representations and Warranties15

7.2 Covenants15

8. Mutual Conditions to Closing15

8.1 Injunctions15

8.2 Absence of Litigation15

8.3 No Prohibition; Market Listing16

8.4 Credit Agreement16

9. Additional Covenants and Agreements16

9.1 Lock-Up16

9.2 Registration Rights16

9.3 Legend Removal25

9.4 Standstill25

10. Miscellaneous26

10.1 Governing Law; Submission to Jurisdiction26

10.2 Waiver27

10.3 Notices28

10.4 Entire Agreement28

10.5 Amendments28

10.6 Headings; Nouns and Pronouns; Section References28

10.7 Severability28

10.8 Assignment28

10.9 Successors and Assigns28

10.10 Counterparts29

10.11 Third Party Beneficiaries29

10.12 No Strict Construction29

10.13 Survival of Warranties29

10.14 Remedies29

Exhibit A – Schedule of Investors

Exhibit B – Notices

Schedule I – Significant Subsidiaries

ii

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of October 27, 2022 (the “Effective Date”), by and among the investors listed in Exhibit A attached hereto (the “Investors”) and PTC Therapeutics, Inc. (the “Company”).

WHEREAS, pursuant to the terms and subject to the conditions set forth in this Agreement, the Company desires to issue and sell to the Investors, and the Investors desire to subscribe for and purchase from the Company, certain shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”).

NOW, THEREFORE, in consideration of the following mutual promises and obligations, and for good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, the Investors and the Company agree as follows:

1.Definitions.
1.1Defined Terms. When used in this Agreement, the following terms shall have the respective meanings specified therefor below:

“Affiliate” shall mean, with respect to any designated Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such designated Person. For purposes of this definition, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative to the foregoing. For the purposes of this Agreement, in no event shall any Investor or any of its Affiliates be deemed Affiliates of the Company or any of its Affiliates, nor shall the Company or any of its Affiliates be deemed Affiliates of any Investor or any of its Affiliates.

“Agreement” shall have the meaning set forth in the Preamble, including all Exhibits attached hereto.

“Approved Fund” means any Person (other than a natural Person) that is (a) a Blackstone Investor or Blackstone Entity or (b) a Fund that is administered, managed or advised by (i) an Investor, (ii) an Affiliate of an Investor or (iii) an entity or an Affiliate of an entity that administers, manages or advises an Investor.

“Blackstone Affiliated Entities” shall mean, collectively, the Blackstone Entities, and their Affiliates and Approved Funds.

“Blackstone Investor” means any investor (or an Affiliate of such investor) of a fund managed or advised by Blackstone Credit or Blackstone Life Sciences to which such investor (or an Affiliate of such investor), Blackstone Credit or Blackstone Life Sciences, as applicable, is providing certain administrative and other services.

“Blackstone Entities” shall mean Blackstone Life Sciences, Blackstone Credit, Blackstone Holdings Finance Co. L.L.C and any of their respective Affiliates and funds and accounts administered, managed, agented or advised by any of them, and any warehouse entity.

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by applicable Law to remain closed. For the avoidance of doubt, with respect to any notice or other communication required to be given hereunder, limitations on the operations of commercial banks due to the outbreak of a contagious disease, epidemic or pandemic (including COVID-19), or any quarantine, shelter-in-place or similar or related directive, shall not prevent a day that would otherwise be a Business Day hereunder from so being a Business Day.

“Change of Control” means and shall be deemed to have occurred if any “person” or “group” (within the meaning of Rule 13d-5 of the Exchange Act) acquires, directly or indirectly, beneficially or of record, (x) determined on a fully diluted basis, more than 50% of the Voting Stock of the Company or (y) all or substantially all of the Company’s consolidated assets. Notwithstanding anything to the contrary in this definition or any provision of Section 13d-3 of the Securities Exchange Act of 1934, any person or group shall not be deemed to beneficially own Equity Interests to be acquired by such person or group pursuant to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Equity Interests or assets in connection with the transactions contemplated by such agreement.

“Credit Agreement” shall mean the credit agreement dated October 27, 2022 between the Company, the Investors and such other parties thereto.

“Disposition” or “Dispose of” shall mean any (i) offer, pledge, sale, contract to sell, sale of any option or contract to purchase, purchase of any option or contract to sell, grant of any option, right or warrant for the sale of, or other disposition of or transfer of any Lock-Up Securities, including, without limitation, any “short sale” or similar arrangement, or (ii) swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of Lock-Up Securities, whether any such swap or transaction is to be settled by delivery of securities, in cash or otherwise.

“Effect” shall have the meaning set forth in the definition of “Material Adverse Effect.”

“Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination; provided that convertible debt that constitutes

Permitted Subordinated Debt (as defined in the Credit Agreement) shall not be considered an “Equity Interest”.

“Facility Termination Date” shall have the meaning set forth in the Credit Agreement.

“Governmental Authority” shall mean any court, agency, authority, department, regulatory authority or other instrumentality of any government or country or of any national, federal, state, provincial, regional, county, city or other political subdivision of any such government or country or any supranational organization of which any such country is a member.

“Healthcare Laws” shall mean the Federal Food, Drug and Cosmetic Act of 1938, as amended, the Public Health Service Act of 1944, as amended, Medicare and Medicaid, the federal Anti-Kickback Statute, the Civil Monetary Penalty Law, the civil False Claims Act, the administrative False Claims Law, the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), the Health Information Technology for Economic and Clinical Health Act (“HITECH”) and the exclusion laws, the Prescription Drug Marketing Act of 1987, the Sunshine/Open Payments Law, all regulations or guidance promulgated pursuant to such Laws, and any other federal, state or foreign Law that regulates the design, development, testing, studying, manufacturing, processing, storing, importing or exporting, licensing, labeling or packaging, advertising, distributing, selling, pricing, or marketing of pharmaceutical products, or that is related to remuneration (including ownership) to or by physicians or other health care providers (including kickbacks).

“Intellectual Property” shall mean trademarks, trade names, trade dress, service marks, copyrights, and similar rights (including registrations and applications to register or renew the registration of any of the foregoing), patents and patent applications, trade secrets, and any other similar intellectual property rights.

“Intellectual Property License” shall mean any license, permit, authorization, approval, contract or consent granted, issued by or with any Person relating to the use of Intellectual Property.

“Law” or “Laws” shall mean, with respect to any Person, all laws, statutes, rules, regulations, orders, judgments, injunctions and/or ordinances of any Governmental Authority applicable to such Person or any of its properties or assets.

“Material Adverse Effect” shall mean any change, event or occurrence (each, an “Effect”) that, individually or when taken together with all other Effects, has had, or is reasonably expected to have, (i) a material adverse effect on the business, financial condition, assets or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) a material adverse effect on the Company’s ability to perform its obligations, or consummate the Transaction, in accordance with the terms of this Agreement, except in the case of (i) or (ii) to the extent that any such Effect results from or arises out of: (A) changes in conditions in the United States or global economy or capital or financial markets generally, including any disruption thereof and any decline in the price of any security or any market index, (B) changes in general legal, regulatory, political, economic or business conditions or changes in generally accepted accounting principles in the United States or interpretations thereof that, in each case, generally affect the biotechnology or biopharmaceutical industries, (C) any change in the trading prices or trading volume of the Common Stock (it being understood that the facts giving rise to or contributing to any such change may be deemed to constitute, or be taken into account when determining whether there has been or will be, a Material Adverse Effect, except to the extent any of such facts is an Effect referred to in clauses (A), (B) or (D) through (G) of this definition), (D) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism, (E) earthquakes, hurricanes, floods or other natural disasters, (F) the outbreak of contagious disease, epidemic or pandemic (including COVID-19), any quarantine, shelter-in-place or similar or related directive, policy or guidance or other action by any Governmental Authority, or (G) any action taken by the Company required by this Agreement; provided that, with respect to clauses (A), (B), (D), (E) and (F), such Effect does not have a material disproportionate and adverse impact on the Company relative to other companies in the biotechnology or biopharmaceutical industries.

“Organizational Documents” shall mean (i) the Restated Certificate of Incorporation of the Company dated as of June 25, 2013, as amended as of June 9, 2021 and (ii) the Amended and Restated Bylaws of the Company effective as of April 21, 2017.

“Permitted Transferee” shall mean the Blackstone Affiliated Entities; provided, however, that no such Blackstone Affiliated Entity shall be deemed a Permitted Transferee for any purpose under this Agreement unless (i) the Permitted Transferee, prior to or simultaneously with such transfer or assignment, shall have agreed in writing with the Company to be subject to and bound by all restrictions and obligations applicable to such Investor set forth in this Agreement, and (ii) such Investor shall, within five (5) days prior to such transfer, furnish to the Company written notice of the name and address of such Permitted Transferee, details of its status as a Permitted Transferee and details of the Registrable Securities with respect to which such registration rights are being assigned. Following such transfer, the Permitted Transferee shall be deemed to be an Investor for all purposes under this Agreement.

“Person” shall mean any individual, partnership, limited liability company, firm, corporation, trust, unincorporated organization, government or any department or agency thereof or other entity, as well as any syndicate or group that would be deemed to be a Person under Section 13(d)(3) of the Exchange Act.

“Registrable Securities” shall mean (i) the Shares, together with any shares of Common Stock issued in respect thereof as a result of any stock split, stock dividend, share exchange, merger, consolidation or similar recapitalization and (ii) any Common Stock issued as (or issuable upon the exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange or in replacement of, the shares of Common Stock described in clause (i) of this definition, excluding in all cases, however, (A) any Registrable Securities sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction or (B) Registrable Securities eligible for resale pursuant to Rule 144(b)(1)(i) under the Securities Act without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(1) under the Securities Act as to such Shares.

“Registration Statement” shall mean any registration statement of the Company under the Securities Act that covers any of the Registrable Securities pursuant to the provisions of this Agreement, including the related prospectus, all amendments and supplements to such registration statement (including post-effective amendments), and all exhibits and all materials incorporated by reference or explicitly deemed to be incorporated by reference in such registration statement.

“Third Party” shall mean any Person (other than a Governmental Authority) other than any Investor, the Company or any Affiliate of an Investor or the Company.

“Transaction” shall mean the issuance and sale of the Shares by the Company, and the purchase of the Shares by the Investors, in accordance with the terms hereof.

“Underwritten Offering” shall mean a registration in which shares of Common Stock are sold to an underwriter for reoffering to the public.

“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right to so vote has been suspended by the happening of such contingency.

1.2Additional Defined Terms. In addition to the terms defined in Section 1.1, the following terms shall have the respective meanings assigned thereto in the sections indicated below:
Defined Term	Section
Closing	Section 3.1
Common Stock	Recitals
Company	Preamble
Company SEC Documents	Section 4.11(a)
Exchange Act	Section 4.11(a)
Investor	Preamble
Lock-Up Securities	Section 9.1
Lock-Up Term	Section 9.1
Modified Clause	Section 10.7
Permits	Section 4.10
Registration Notice	Section 9.2(b)

Defined Term	Section
Required Period	Section 9.2(e)
Required Registration	Section 9.2(a)
SEC	Section 4.7
Securities Act	Section 4.11(a)
Shares	Section 2.1
Subsidiaries	Section 4.3
Violation	Section 9.2(j)(i)
2.Purchase and Sale of Common Stock.
2.1Purchase and Sale. Subject to the terms and conditions of this Agreement, at the Closing, the Company shall issue and sell to each Investor, free and clear of all liens, other than any liens arising as a result of any action by any Investor, and each Investor shall purchase from the Company, the number of shares of Common Stock set forth opposite such Investor’s name on Exhibit A for a purchase price of $45.65 per share. The shares of Common Stock issued to the Investors pursuant to this Agreement shall be referred to in this Agreement as the “Shares.”
2.2Tax Treatment. For U.S. federal income and other applicable tax purposes, the Investors and the Company agree to treat the Transaction as separate and independent from any transactions entered into by the Company and any of the Investors or their Affiliates, other than those contemplated by this Agreement, and to report the transactions contemplated by this Agreement on U.S. federal income tax and other applicable tax returns in accordance with this Section 2.2 unless otherwise required by applicable Law.
3.Closing; Deliveries.
3.1Closing. Subject to the satisfaction or waiver of all the conditions to the Closing set forth in Sections 6, 7 and 8 hereof, the closing of the purchase and sale of the Shares hereunder (the “Closing”) shall be held at 10:00 a.m. New York City time on the date hereof, remotely via the electronic exchange of executed documents and other closing deliverables, or at such other time, date and location as the parties may agree in writing.
3.2Deliveries.
(a)Deliveries by the Company. At the Closing, the Company shall instruct its transfer agent to register the Shares in book-entry in the name of each Investor and in the amounts set forth on Exhibit A. The Company shall also deliver at the Closing: (i) a certificate in form and substance reasonably satisfactory to each Investor and duly executed on behalf of the Company by an authorized executive officer of the Company, certifying that the conditions to Closing set forth in Sections 6 and 8.3(b) of this Agreement have been fulfilled; (ii) a certificate of the secretary of the Company dated as of the date hereof certifying (A) that attached thereto is a true and complete copy of the Amended and Restated Bylaws of the Company as in effect on the date hereof; (B) that attached thereto is a true and complete copy of all resolutions adopted by the Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement and the Transaction and that all such resolutions are in full force and effect, have not been amended and are all the resolutions adopted in connection with the transactions contemplated hereby as of the date hereof; and (C) that attached thereto is a true and complete copy of the Company’s Restated Certificate of Incorporation as in effect on the date hereof; (iii) a legal opinion of Wilmer Cutler Pickering Hale and Dorr LLP, counsel to the Company, in form and substance reasonably acceptable to the Investors; and (iv) the Credit Agreement executed by the Company.
(b)Deliveries by the Investors. At the Closing, each Investor shall deliver to the Company the aggregate purchase price set forth opposite such Investor’s name on Exhibit A by wire transfer of immediately available United States funds to an account designated by the Company. Each Investor shall also deliver, or cause to be delivered, at the Closing, (i) a certificate in form and substance reasonably satisfactory to the Company duly executed by an authorized signatory of such Investor certifying that the conditions to Closing set forth in Section 7 of this Agreement have been fulfilled and (ii) the Credit Agreement executed by such Investor.
4.Representations and Warranties of the Company. The Company hereby represents and warrants to each Investor that:
4.1Organization, Good Standing and Qualification.
(a)Each of the Company and the Subsidiaries (as defined below) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Each of the Company and the Subsidiaries has all requisite corporate power and corporate authority to own, lease and operate its properties and assets, to carry on its business as now conducted, and as proposed to be conducted as described in the Company SEC Documents, and the Company has all requisite corporate power to enter into this Agreement to issue and sell the Shares and to perform its obligations under and to carry out the other transactions contemplated by this Agreement.
(b)Each of the Company and its Subsidiaries is qualified to transact business and is in good standing in each jurisdiction in which the character of the properties owned, leased or operated by the Company or Subsidiary, as applicable, or the nature of the business conducted by the Company or Subsidiary, as applicable, makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect.
4.2Capitalization and Voting Rights.
(a)The authorized capital of the Company as of the date hereof consists of: (i) 250,000,000 shares of Common Stock of which, as of September 30, 2022, 71,854,892 shares were issued and outstanding and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share, none of which are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Common Stock (A) have been duly authorized and validly issued, (B) are fully paid and non-assessable, and (C) were issued in compliance with all applicable federal and state securities Laws.
(b)All of the authorized shares of Common Stock are entitled to one (1) vote per share.
(c)Except as described or referred to in Section 4.2(a) above, and as set forth in the Company SEC Documents (except for the grant of stock options under the Company’s Amended and Restated 2013 Long-Term Incentive Plan or 2020 Inducement Stock Incentive Plan or equity securities issued upon the vesting or exercise of equity awards outstanding under such plans as of September 30, 2022), as of the date hereof, there are not: (i) any outstanding equity securities, options, warrants, rights (including conversion or preemptive rights) or other agreements pursuant to which the Company is or may become obligated to issue, sell or repurchase any shares of its capital stock or any other securities of the Company or (ii) any restrictions on the transfer of capital stock of the Company other than pursuant to state and federal securities Laws.
(d)Except as set forth in the Company SEC Documents, the Company is not a party to or subject to any agreement or understanding relating to the voting of shares of capital stock of the Company or the giving of written consents by a stockholder or director of the Company.
4.3Subsidiaries. Set forth on Schedule 1 hereto is a list of each of the Company’s “significant subsidiaries” (as defined in Rule 1-02(w) of Regulation S-X) as of the date hereof (the “Subsidiaries”). The Company owns, directly or indirectly, all of the capital stock or other equity interests of each Subsidiary free and clear of any liens, and all of the issued and outstanding shares of capital stock of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities.
4.4Authorization.
(a)All requisite corporate action on the part of the Company, its directors and stockholders required by applicable Law for the authorization, execution and delivery by the Company of this Agreement and the performance of all obligations of the Company hereunder, including the authorization, issuance and delivery of the Shares, has been taken.
(b)This Agreement has been duly executed and delivered by the Company, and upon the due execution and delivery of this Agreement by the Investors, this Agreement will constitute a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms (except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application relating to or affecting enforcement of creditors’ rights and (ii) rules of Law governing specific performance, injunctive relief or other equitable remedies and limitations of public policy).

(c)No stop order or suspension of trading of the Common Stock has been implemented by The Nasdaq Stock Market LLC, the SEC or any other Governmental Authority and remains in effect.
4.5No Defaults. The Company is not in default under or in violation of (a) the Organizational Documents, (b) any provision of applicable Law or any ruling, writ, injunction, order, Permit, judgment or decree of any Governmental Authority or (c) any agreement, arrangement or instrument, whether written or oral, by which the Company or any of its assets are bound, except, in the case of subsections (b) and (c), as would not have a Material Adverse Effect. There exists no condition, event or act which after notice, lapse of time, or both, would constitute a default or violation by the Company under any of the foregoing, except, in the case of subsections (b) and (c), as would not have a Material Adverse Effect.
4.6No Conflicts. The execution, delivery and performance of this Agreement and compliance with the provisions hereof by the Company do not and shall not: (a) violate any provision of applicable Law or any ruling, writ, injunction, order, permit, judgment or decree of any Governmental Authority, (b) constitute a breach of, or default under (or an event which, with notice or lapse of time or both, would become a default under) or conflict with, or give rise to any right of termination, cancellation or acceleration of, any agreement, arrangement or instrument, whether written or oral, by which the Company or any of its assets are bound, (c) violate or conflict with any of the provisions of the Organizational Documents or (d) result in any encumbrance upon any of the Shares, other than restrictions pursuant to this Agreement or securities Laws, or any of the properties or assets of the Company or any Subsidiary, except, in the case of subsections (a) and (b), as would not have a Material Adverse Effect.
4.7No Governmental Authority or Third-Party Consents. No consent, approval, authorization or other order of, or filing with, or notice to, any Governmental Authority or other Third Party is required to be obtained or made by the Company in connection with the authorization, execution and delivery by the Company of this Agreement or with the authorization, issuance and sale by the Company of the Shares, except such filings as may be required to be made with the Securities and Exchange Commission (the “SEC”) and with any state blue sky or securities regulatory authority, which filings shall be made in a timely manner in accordance with all applicable Laws.
4.8Valid Issuance of Shares. When issued, sold and delivered at the Closing in accordance with the terms hereof, the Shares shall be duly authorized, validly issued, fully paid and nonassessable, free from any liens, encumbrances or restrictions on transfer, including preemptive rights, rights of first refusal or other similar rights, other than as arising pursuant to this Agreement, as a result of any action by any Investor or under federal or state securities Laws.
4.9Litigation. Except as set forth in the Company SEC Documents filed prior to the date of this Agreement, there is no action, suit, proceeding or investigation pending (of which the Company has received notice or otherwise has knowledge) or, to the Company’s knowledge, threatened, against the Company or which the Company intends to initiate which has had or is reasonably likely to have a Material Adverse Effect.

4.10Licenses and Other Rights; Compliance with Laws. The Company has all franchises, permits, licenses and other rights and privileges (“Permits”) necessary to permit it to own its properties and to conduct its business as presently conducted and is in compliance thereunder, except where the failure to be in compliance does not and would not have a Material Adverse Effect. The Company has not taken any action that would interfere with the Company’s ability to renew all such Permit(s), except where the failure to renew such Permit(s) would not have a Material Adverse Effect. The Company is and has been in compliance with all Laws applicable to its business, properties and assets, and to the products and services sold by it, except where the failure to be in compliance does not and would not have a Material Adverse Effect.
4.11Company SEC Documents; Financial Statements; Nasdaq Stock Market.
(a)Since December 31, 2021, the Company has timely filed all reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed by it under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any required amendments to any of the foregoing, with the SEC (the “Company SEC Documents”). As of their respective filing dates, each of the Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and no Company SEC Documents when filed, declared effective or mailed, as applicable, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
(b)The financial statements of the Company included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2021 comply in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended. Except (i) as set forth in the Company SEC Documents or (ii) for liabilities incurred in the ordinary course of business subsequent to the date of the most recent balance sheet contained in the Company SEC Documents, the Company has no liabilities, whether absolute or accrued, contingent or otherwise, other than those that would not, individually or in the aggregate, have a Material Adverse Effect.
(c)As of the date of this Agreement, the Common Stock is listed on The Nasdaq Global Select Market, and the Company has taken no action designed to, or which is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from The Nasdaq Global Select Market. As of the date of this Agreement, the Company has not received any notification that, and has no knowledge that the SEC or The Nasdaq Stock Market LLC is contemplating terminating such listing or registration.

(d)Other than as has been disclosed to the Investors, there are no outstanding or unresolved comments in comment letters received from the SEC or its staff.
4.12Absence of Certain Changes. Except as disclosed in the Company SEC Documents, since December 31, 2021, there has not occurred any event that has caused or would reasonably be expected to cause a Material Adverse Effect.
4.13Internal Controls; Disclosure Controls and Procedures. The Company maintains internal control over financial reporting as defined in Rule 13a-15(f) under the Exchange Act. The Company has implemented the “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) required in order for the Principal Executive Officer and Principal Financial Officer of the Company to engage in the review and evaluation process mandated by the Exchange Act and is in compliance with such disclosure controls and procedures in all material respects. Each of the Principal Executive Officer and the Principal Financial Officer of the Company (or each former Principal Executive Officer of the Company and each former Principal Financial Officer of the Company, as applicable) has made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 with respect to all reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC.
4.14Intellectual Property. The Intellectual Property that is owned by the Company is owned free from any liens or restrictions, and all of the Company’s material Intellectual Property Licenses are in full force and effect in accordance with their terms and are free of any liens or restrictions except (a) where the failure to be free from such liens or restrictions would not have a Material Adverse Effect or (b) as set forth in any such Intellectual Property License. Except as set forth in the Company SEC Documents, there is no legal claim or demand of any Person pertaining to, or any proceeding which is pending (of which the Company has received notice or otherwise has knowledge) or, to the knowledge of the Company, threatened, (i) challenging the right of the Company in respect of any Company Intellectual Property, or (ii) that claims that any default exists under any Intellectual Property License, except, in the case of (i) and (ii) above, where any such claim, demand or proceeding would not have a Material Adverse Effect.
4.15Offering. Subject to the accuracy of the Investors’ representations set forth in Sections 5.5, 5.6, 5.7, 5.8 and 5.9, the offer, sale and issuance of the Shares to be issued in conformity with the terms of this Agreement constitute transactions which are exempt from the registration requirements of the Securities Act and from all applicable state registration or qualification requirements. Neither the Company nor any Person acting on its behalf will take any action that would cause the loss of such exemption.
4.16No Integration. The Company has not, directly or through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) which is or will be integrated with the Shares sold pursuant to this Agreement in a manner that would require the registration of the Shares under the Securities Act.

4.17Brokers’ or Finders’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission from the Company in connection with the transactions contemplated by this Agreement.
4.18Not Investment Company. The Company is not, and immediately after receipt of the aggregate purchase price for the Shares will not be, an “investment company” as defined in the Investment Company Act of 1940, as amended.
4.19Regulatory Matters.
(a)The Company is and has been in material compliance with all applicable Healthcare Laws. There has been no material civil, criminal, administrative, or other proceeding, notice or demand pending, received by or filed, or to the knowledge of the Company, threatened in writing, against the Company alleging any violation by the Company of any applicable Healthcare Laws.
(b)The Company is and has been in compliance in all material respects with HIPAA, as amended by HITECH, as well as applicable requirements of corollary international Laws, including the EU General Data Protection Regulation (2016/679), EU Data Protection Directive 95/46/EC, and national implementations thereof. The Company has operated its business in compliance in all material respects with all Laws, clinical trial protocols, and contractual or other requirements relating to personal information, medical records and medical or personal information privacy that regulate or limit the maintenance, use, disclosure or transmission of medical records, clinical trial data, patient information or other personal information made available to or collected by the Company in connection with the operation of its business. The Company is and has been, in compliance with all other federal and state privacy, data security, data protection, data localization, and data breach notification Laws in all material respects. To the knowledge of the Company, after due inquiry neither the Company, nor any of its service providers (in the course of handling data for or on behalf of the Company), have suffered any material privacy or data security breach (including a cyber-attack) resulting in the unauthorized access, acquisition, use, or disclosure of any data or that triggered any reporting requirement under any breach notification Laws.
4.20No General Solicitation. Neither the Company nor any person acting on behalf of the Company has offered or sold any of the Shares by any form of general solicitation or general advertising.
4.21Foreign Corrupt Practices. Neither the Company, nor to the knowledge of the Company, any agent or other person acting on behalf of the Company, has: (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company (or made by any person acting on its behalf of which the Company is aware) which is in violation of Law or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable non-U.S. anti-bribery Law.

4.22Regulation M Compliance. The Company has not taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Shares.
4.23Office of Foreign Assets Control. Neither the Company nor, to the Company’s knowledge, any director, officer, agent, employee or Affiliate of the Company is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.
4.24U.S. Real Property Holding Corporation. The Company is not and has never been a U.S. real property holding corporation within the meaning of Section 897 of the Internal Revenue Code of 1986, as amended, and the Company shall so certify upon an Investor’s request.
5.Representations and Warranties of the Investors. Each Investor hereby represents and warrants to the Company, on behalf of itself, that:
5.1Organization; Good Standing. The Investor is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its organization or formation. The Investor has all requisite power and authority to enter into this Agreement, to purchase the number of shares of Common Stock set forth opposite the Investor’s name on Exhibit A and to perform its obligations under and to carry out the other transactions contemplated by this Agreement.
5.2Authorization. All requisite action on the part of the Investor and its general and limited partners, required by applicable Law for the authorization, execution and delivery by the Investor of this Agreement and the performance of all of its obligations hereunder, including the subscription for and purchase of the number of shares of Common Stock set forth opposite the Investor’s name on Exhibit A, has been taken. This Agreement has been, duly executed and delivered by the Investor and upon the due execution and delivery hereof by the Company and each other Investor, will constitute valid and legally binding obligations of the Investor, enforceable against the Investor in accordance with its terms (except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application relating to or affecting enforcement of creditors’ rights and (b) rules of Law governing specific performance, injunctive relief or other equitable remedies and limitations of public policy).
5.3No Conflicts. The execution, delivery and performance of this Agreement and compliance with the provisions hereof by the Investor do not and shall not: (a) violate any provision of applicable Law or any ruling, writ, injunction, order, permit, judgment or decree of any Governmental Authority, (b) constitute a breach of, or default under (or an event which, with notice or lapse of time or both, would become a default under) or conflict with, or give rise to any right of termination, cancellation or acceleration of, any agreement, arrangement or instrument, whether written or oral, by which the Investor or any of its assets, are bound, or (c) violate or conflict with any of the provisions of the Investor’s organizational documents (including any articles or memoranda of organization or association, charter, bylaws or similar documents), except, in the case of subsections (a) or (b), as would not have a material adverse effect on the ability of the Investor to consummate the Transactions and perform its obligations under this Agreement.
5.4No Governmental Authority or Third-Party Consents. No consent, approval, authorization or other order of any Governmental Authority or other Third Party is required to be obtained by the Investor in connection with the authorization, execution and delivery of this Agreement or with the subscription for and purchase of the Shares.
5.5Purchase Entirely for Own Account. The shares of Common Stock purchased by the Investor hereunder shall be acquired for investment for the Investor’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and the Investor has no present intention of selling, granting any participation or otherwise distributing such shares. The Investor does not have and will not have as of the Closing any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participation to a Person any of the Shares.
5.6Disclosure of Information. The Investor has received all the information from the Company and its management that the Investor considers necessary for deciding whether to purchase any Shares hereunder. The Investor further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the Company, its financial condition, results of operations and prospects and the terms and conditions of the offering of the Shares sufficient to enable it to evaluate its investment.
5.7Investment Experience and Accredited Investor Status. The Investor is (i) a qualified institutional buyer (as defined in Rule 144A of the Securities Act) or (ii) an institutional “accredited investor” (as described in Rule 501(a)(1), (2), (3) or (7) under the Securities Act). The Investor has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Shares to be purchased by the Investor hereunder.
5.8Restricted Securities. The Investor understands that the shares of Common Stock to be purchased by the Investor hereunder, when issued, shall be “restricted securities” under the federal securities Laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such Laws such shares may be resold without registration under the Securities Act only in certain limited circumstances. The Investor represents that it is familiar with Rule 144 of the Securities Act, as presently in effect.
5.9Legends. The Investor understands that the shares of Common Stock to be purchased hereunder shall be in book-entry form and subject to the following legend:

“These securities have not been registered under the Securities Act of 1933. They may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under the Securities Act or an opinion of counsel (which counsel shall be reasonably satisfactory to PTC Therapeutics, Inc.) that such registration is not required or unless sold pursuant to Rule 144 of the Securities Act.”

5.10Financial Assurances. The Investor has access to cash in an amount sufficient to pay to the Company the aggregate purchase price for the number of shares of Common Stock set forth opposite the Investor’s name on Exhibit A.
6.Investors’ Conditions to Closing. Each Investor’s obligation to purchase the shares of Common Stock set forth opposite such Investor’s name on Exhibit A at the Closing is subject to the fulfillment as of the Closing of the following conditions (unless waived in writing by such Investor):
6.1Representations and Warranties. The representations and warranties made by the Company in Section 4 hereof shall be true and correct as of the date of this Agreement, except to the extent such representations and warranties were specifically made as of a particular date, in which case such representations and warranties shall have been true and correct as of such date.
6.2Covenants. All covenants and agreements contained in this Agreement to be performed or complied with by the Company at or prior to the Closing shall have been performed or complied with in all material respects.
7.Company’s Conditions to Closing. The Company’s obligation to issue and sell the Shares at the Closing is subject to the fulfillment as of the Closing of the following conditions (unless waived in writing by the Company):
7.1Representations and Warranties. The representations and warranties made by each Investor in Section 5 hereof shall be true and correct as of the date of this Agreement, except to the extent such representations and warranties were specifically made as of a particular date, in which case such representations and warranties shall have been true and correct as of such date.
7.2Covenants. All covenants and agreements contained in this Agreement to be performed or complied with by each Investor at or prior to the Closing shall have been performed or complied with in all material respects.
8.Mutual Conditions to Closing. The obligations of the Investors and the Company to consummate the Closing are subject to the fulfillment as of the Closing of the following conditions:
8.1Injunctions. There shall be no Law or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority in effect enjoining, restraining, preventing or prohibiting the consummation of the transactions contemplated by this Agreement or making the consummation of the transactions contemplated by this Agreement illegal.
8.2Absence of Litigation. There shall be no action, suit, proceeding or investigation by a Governmental Authority pending or currently threatened in writing against the Company or the Investors that questions the validity of this Agreement, the right of the Company or the Investors to enter into this Agreement or to consummate the transactions contemplated hereby or thereby or which, if determined adversely, would impose substantial monetary damages on the Company or the Investors as a result of the consummation of the transactions contemplated by this Agreement.
8.3No Prohibition; Market Listing. (a) No provision of any applicable Law and no decree that prohibits, makes illegal or enjoins the consummation of the Transaction shall be in effect; and (b) the Shares shall be eligible for listing on The Nasdaq Global Select Market.
8.4Credit Agreement. The Credit Agreement shall be in full force and effect.
9.Additional Covenants and Agreements.
9.1Lock-Up. From and after the Closing and until the date that is ninety (90) days after the date of the Closing (the “Lock-Up Term”), without the prior written approval of the Company, no Investor shall Dispose of (x) any of the Shares or any shares of capital stock issued in respect thereof as a result of any stock split, stock dividend, share exchange, merger, consolidation or similar recapitalization, or (y) any Common Stock issued as (or issuable upon the exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange or in replacement of, the Shares or shares of capital stock described in clause (x) of this sentence (collectively, the “Lock-Up Securities”); provided, however, that the foregoing shall not prohibit an Investor from transferring any of the Lock-Up Securities to a Permitted Transferee.
9.2Registration Rights.
(a)Required Registration. On or prior to the date that is sixty (60) days after the date of the Closing, the Company shall file a Registration Statement under the Securities Act (the “Required Registration”) to cover the resale of the Registrable Securities and shall use its commercially reasonable efforts to, as soon as practicable thereafter, effect the registration of the Registrable Securities to permit or facilitate the sale and distribution of the Registrable Securities, subject however, to the conditions and limitations set forth herein.
(b)Company Registration. Effective from the expiration of the Lock-Up Term until the end of the Required Period, the Company shall notify each Investor that holds Registrable Securities in writing at least ten (10) days prior to the filing of any Registration Statement related to an Underwritten Offering including shares of Common Stock by the Company or one or more selling stockholders (other than the Investors) (“Registration Notice”) and will afford each Investor an opportunity, subject to the terms and conditions of this Agreement, to include in such Registration Statement the number of Registrable Securities then held by such Investor that such Investor wishes to include in such Registration Statement.  Each Investor desiring to include in any such Registration Statement all or any part of the Registrable Securities held by such Investor shall, within five (5) days after receipt of the Registration Notice, so notify the Company in writing, and in such notification, inform the Company of the number of Registrable Securities such Investor wishes to include in such Registration Statement. If an Investor decides not to include Registrable Securities in any Registration Statement thereafter filed by the Company, such Investor shall nevertheless continue to have the right to include Registrable Securities in any subsequent Registration Statement or Registration Statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein. Each Investor shall keep confidential and not disclose to any Third Party (i) its receipt of any Registration Notice and (ii) any information regarding the proposed offering as to which such notice is delivered, except as required by law, regulation or as compelled by subpoena. The right of any such Investor to include Registrable Securities in a registration statement pursuant to this Section 9.2(b) shall be conditioned upon such Investor’s participation in such underwriting and the inclusion of such Investor’s Registrable Securities in the underwriting to the extent provided herein. The Investors proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting.  Notwithstanding any other provision of this Section 9.2(b), if the managing underwriter for the Underwritten Offering determines in good faith that marketing factors require a limitation of the number of shares of Registrable Securities to be included in such Underwritten Offering and advises the Investors of such determination in writing, then the managing underwriter may exclude shares (including up to 100% of the Registrable Securities) from the registration and the underwriting, with the number of Registrable Securities, if any, included in the registration and the underwriting being allocated to each of Investors requesting inclusion of their Registrable Securities in such Registration Statement and all other stockholders selling shares of Common Stock pursuant to such Registration Statement on a pro rata basis based on the total number of shares of Common Stock then held by each such Investor or other stockholder.  Notwithstanding the foregoing, the Company shall have the right to terminate or withdraw any registration initiated by it under this Section 9.2(b) prior to the effectiveness of such registration whether or not any Investor has elected to include securities in such registration.
(c)Primary Shares in Required Registration. With respect to the Required Registration, the Company may also propose to sell shares of Common Stock on its own behalf.
(d)Revocation of Required Registration. With respect to the Required Registration, each Investor may, at any time prior to the effective date of such Registration Statement, waive the requirement to have all of any of the Registrable Securities owned by such Investor included therein by providing a written notice to the Company, in which case such Registrable Securities will not be included in such Registration Statement.
(e)Continuous Effectiveness of Registration Statement. The Company will use its commercially reasonable efforts to cause the Registration Statement filed pursuant to this Section 9 to be declared effective by the SEC or to become effective under the Securities Act as promptly as practicable and to keep each such Registration Statement that has been declared or becomes effective continuously effective until the earlier of (i) such time as any securities registered pursuant to this Section 9 shall cease to become Registrable Securities and (ii) the date six (6) months following the date on which the Shares are issued and sold pursuant to this Agreement (the “Required Period”), subject, however, to the conditions and limitations set forth herein.

(f)Obligations of the Company. The Company shall, as expeditiously as reasonably possible following the Closing, subject, however, to the conditions and limitations set forth in this Section 9:
(i)	prepare and file with the SEC a Registration Statement with respect to the Registrable Securities; provided that at least five (5) Business Days prior to filing the Registration Statement or any prospectus or any amendments or supplements thereto (other than any document filed under the Exchange Act that is incorporated by reference into the Registration Statement), the Company shall furnish to the Investors and their counsel copies of all such documents proposed to be filed, and the Investors shall have the opportunity to comment on any information that is contained therein and the Company shall consider all such comments in good faith and shall make the corrections reasonably requested by the Investors with respect to any information pertaining solely to the Investors and the plan of distribution prior to filing the Registration Statement or other documents;
(ii)	prepare and file with the SEC such amendments and post-effective amendments to the Registration Statement and any prospectus used in connection therewith as may be necessary to keep the Registration Statement effective for the Required Period, and cause the prospectus to be supplemented by any required prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 under the Securities Act, to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such Registration Statement for the Required Period; provided that at least five (5) Business Days prior to filing any such amendments and post effective amendments or supplements thereto (other than any document filed under the Exchange Act that is incorporated by reference into the Registration Statement), the Company shall furnish to the Investors and their counsel copies of all such documents proposed to be filed, and the Investors have the opportunity to comment on any information that is contained therein and the Company shall consider all such comments in good faith and make the corrections reasonably requested by the Investors with respect to any information pertaining solely to the Investors and the plan of distribution prior to filing any such documents;
(iii)	furnish to the Investors such numbers of copies of the Registration Statement, each amendment and supplement thereto, the prospectus included in such Registration Statement (including each preliminary prospectus or free writing prospectus) in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;
(iv)	notify the Investors, promptly after the Company shall receive notice thereof, of the time when the Registration Statement becomes or is declared effective or when any amendment or supplement or any prospectus forming a part of such Registration Statement has been filed (other than any document filed under the Exchange Act that is incorporated by reference into the Registration Statement);
(v)	notify the Investors promptly of any request by the SEC for the amending or supplementing of the Registration Statement or prospectus or for additional information and promptly deliver to the Investors copies of any comments received from the SEC;
(vi)	notify the Investors promptly of any stop order suspending the effectiveness of the Registration Statement or Prospectus or the initiation of any proceedings for that purpose, and use all reasonable efforts to obtain the withdrawal of any such order or the termination of such proceedings;
(vii)	use all reasonable efforts to register and qualify the Registrable Securities covered by the Registration Statement under such other securities or blue sky Laws of such jurisdictions as shall be reasonably requested by the Investors, use all reasonable efforts to keep each such registration or qualification effective, including through new filings, or amendments or renewals, during the Required Period, and notify the Investors of the receipt of any written notification with respect to any suspension of any such qualification; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, except as may be required by the Securities Act;
(viii)	promptly notify the Investors at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in the Registration Statement or any offering memorandum or other offering document includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and, subject to Section 9.4(g), promptly prepare a supplement or amendment to such prospectus or file any other required document so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of material fact or omit to state any fact necessary to make the statements therein not misleading;
(ix)	use commercially reasonable efforts to comply with all applicable rules and regulations of the SEC relating to such registration and make generally available to its security holders earning statements satisfying the provisions of Section 11(a) of the Securities Act, provided that the Company will be deemed to have complied with this Section 9.2(f)(ix) with respect to such earning statements if it has satisfied the provisions of Rule 158 promulgated under the Securities Act;
(x)	if requested by the Investors, promptly incorporate in a prospectus supplement or post-effective amendment such information as the Investors reasonably request to be included therein, with respect to the Registrable Securities being sold by the Investors, and promptly make all required filings of such prospectus supplement or post-effective amendment; and
(xi)	cause the Registrable Securities covered by such Registration Statement to be listed on each securities exchange, if any, on which equity securities issued by the Company are then listed.

The obligations of the Company set forth in this Section 9.2(f) shall terminate upon the end of the Required Period.

(g)Suspension of Registration Statement. Notwithstanding anything to the contrary in this Section 9, the Company may, upon notice to the Investors, postpone the filing or the effectiveness of a Registration Statement or of a supplement or amendment thereto or suspend the use of an effective Registration Statement if the Company is engaged in any matter that the Company determines in good faith, upon advice of counsel, that the public disclosure requirements imposed on the Company under the Securities Act in connection with the Registration Statement would require disclosure of such matter before a party makes any further offer or sale pursuant to such Registration Statement; provided, however, that the Company may not invoke this right for an aggregate period of more than 10 Business Days during the Required Period; Each Investor agrees to keep and hold confidential the fact of, and any information contained or referenced in, any communications with respect to the postponement or suspension of a Registration Statement described in this Section 9.2(g).
(h)Information; Investor Covenants. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 9 with respect to the Registrable Securities that each Investor furnish to the Company such information regarding itself, and the Registrable Securities held by it as is required by Regulation S-K Item 507, as shall be necessary to effect the registration of the Investor’s Registrable Securities or as the Company may reasonably request in writing in connection with the Registration Statement. Each Investor agrees that, upon receipt of any notice from the Company of the happening of an event pursuant to Section 9.2(f)(viii) hereof or suspension of a Registration Statement pursuant to Section 9.4(f), such Investor will immediately discontinue disposition of Registrable Securities pursuant to any Registration Statement covering such Registrable Securities, until the Investors are advised by the Company that such dispositions may again be made. Each Investor covenants and agrees that it will comply with the prospectus delivery requirements of the Securities Act as applicable to it or an exemption therefrom in connection with sales of Registrable Securities pursuant to any Registration Statement.
(i)Expenses. The Company will pay all expenses associated with the preparation and filing of a Registration Statement, including, without limitation, filing fees, the Company’s counsel and accounting fees and expenses, costs associated with clearing the Registrable Securities for sale under applicable state securities laws and listing fees. In no event shall the Company be responsible for any discounts, commissions, fees of underwriters, selling brokers, dealer managers or similar securities industry professionals with respect to the Registrable Securities being sold.
(j)Indemnification. In the event any Registrable Securities are included in a Registration Statement under this Agreement:
(i)	The Company shall indemnify and hold harmless each Investor including Registrable Securities in any such Registration Statement, any underwriter (as defined in the Securities Act) for such Investor and each Person, if any, who controls such Investor or underwriter within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act and the officers, directors, owners, agents and employees of such controlling Persons, against any and all losses, claims, damages or liabilities (joint or several) to which they may become subject under any securities Laws including, without limitation, the Securities Act, the Exchange Act, or any other statute or common law of the United States or any other country or political subdivision thereof, or otherwise, including the amount paid in settlement of any litigation commenced or threatened (including any amounts paid pursuant to or in settlement of claims made under the indemnification or contribution provisions of any underwriting or similar agreement entered into by such Investor in connection with any offering or sale of securities covered by this Agreement, provided, however, that, if available, the Investor shall seek indemnification or contribution under such underwriting or similar agreement before seeking indemnification from the Company pursuant to this Section 9.2(j)(i)), and shall promptly reimburse them, as and when incurred, for any legal or other expenses incurred by them in connection with investigating any claims and defending any actions, insofar as any such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (each, a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in or incorporated by reference into such Registration Statement, including any preliminary prospectus or final prospectus contained therein or any free writing prospectus or any amendments or supplements thereto, or in any offering memorandum or other offering document relating to the offering and sale of such securities, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading or (iii) any violation or alleged violation by the Company (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities Law, or any rule or regulation promulgated under any state securities Law, in each case arising from such Registration Statement; provided, however, the Company shall not be liable in any such case for any such loss, claim, damage, liability or action to the extent that it (A) arises out of or is based upon a Violation which occurs solely in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Investor; or (B) is caused by such Investor’s disposition of Registrable Securities after notice from the Company pursuant to Section 9.2(f)(vi) or 9.2(g) during any period during which such Investor is obligated to discontinue any disposition of Registrable Securities as a result of any stop order suspending the effectiveness of any Registration Statement or prospectus with respect to Registrable Securities or a suspension of the Registration Statement. The Company shall pay, as incurred, any legal or other expenses reasonably incurred by any Person intended to be indemnified pursuant to this Section 9.2(j)(i), in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 9.2(j)(i) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed.
(ii)	Each Investor including Registrable Securities in a Registration Statement shall indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the Registration Statement, each Person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act and the officers, directors, owners, agents and employees of such controlling Persons, any underwriter, any other Investor selling securities in such Registration Statement and any controlling Person of any such underwriter or other Investor, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing Persons may become subject, under liabilities (or actions in respect thereto) which arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation: (i) arises out of or is based upon a Violation which occurs solely in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Investor; or (ii) is caused by such Investor’s disposition of Registrable Securities after notice from the Company pursuant to Section 9.2(f)(vi) or 9.2(g) during any period during which such Investor is obligated to discontinue any disposition of Registrable Securities as a result of any stop order suspending the effectiveness of any Registration Statement or prospectus with respect to Registrable Securities or a suspension of the Registration Statement. Each such Investor shall pay, as incurred, any legal or other expenses reasonably incurred by any Person intended to be indemnified pursuant to this Section 9.2(j)(ii), in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 9.2(j)(ii) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without consent of each such Investor, which consent shall not be unreasonably withheld.
(iii)	Promptly after receipt by an indemnified party under this Section 9.2(j) of notice of the commencement of any action (including any action by a Governmental Authority), such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party under this Section 9.2(j), deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial in a material respect to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 9.2(j), but the omission so to deliver written notice to the indemnifying party shall not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 9.2(j).

(iv)	In order to provide for just and equitable contribution to joint liability in any case in which a claim for indemnification is made pursuant to this Section 9.2(j) but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 9.2(j) provided for indemnification in such case, the Company and each Investor including Registrable Securities in a Registration Statement shall contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in proportion to the relative fault of the Company, on the one hand, and such Investor, severally, on the other hand; provided, however, that in any such case, no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; provided further, however, that in no event shall any contribution under this Section 9.2(j)(iv) on the part of any Investor exceed the net proceeds received by such Investor from the sale of Registrable Securities giving rise to such contribution obligation, except in the case of willful misconduct or fraud by such Investor.
(v)	The obligations of the Company and the Investors under this Section 9.2(j) shall survive the completion of any offering of Registrable Securities in a Registration Statement under this Agreement and otherwise.
(k)SEC Reports. With a view to making available to the Investors the benefits of Rule 144 under the Securities Act and any other rule or regulation of the SEC that may at any time permit the Investors to sell Registrable Securities of the Company to the public without registration, the Company agrees to, for a period of one (1) year following the date on which the Shares are issued and sold pursuant to this Agreement, provided that the Company remains a reporting company under Section 13 or 15(d) of the Exchange Act during such period:
(i)	file with the SEC in a timely manner all reports and other documents required of the Company under the Exchange Act; and
(ii)	furnish to each Investor, so long as such Investor owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of the Exchange Act, (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing the Investor of any rule or regulation of the SEC (exclusive of Rule

144A) which permits the selling of any Registrable Securities without registration.
(l)Assignment of Registration Rights. The rights to cause the Company to register any Registrable Securities pursuant to this Agreement shall automatically be assigned in whole or in part (but only with all restrictions and obligations set forth in this Agreement) by an Investor to a Permitted Transferee which acquires Registrable Securities from such Investor.
9.3Legend Removal. After the expiration of the Lock-Up Term, the Company shall use its commercially reasonable efforts to cause the legends set forth in Section 5.10 to be removed from the shares of Common Stock held by an Investor, no later than two (2) Business Days from receipt of a written request from such Investor pursuant to this Section 9.3, if (i) the Investor certifies such shares will be, or have been, resold under an effective Registration Statement, (ii) such shares have been or will be transferred in compliance with Rule 144 under the Securities Act, (iii) such shares are eligible for resale pursuant to Rule 144(b)(1)(i) under the Securities Act without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(1) under the Securities Act as to such Shares and without volume or manner-of-sale restrictions or (iv) such Investor shall have provided the Company with an opinion of counsel, reasonably satisfactory to the Company, stating that such securities may lawfully be transferred without registration under the Securities Act.
9.4Standstill. During the period commencing on the Effective Date and ending on the earliest of (i) the date on which any Third Party unaffiliated with the Investors commences a tender offer or exchange offer for more than 50% of the Company’s outstanding Common Stock (provided that if any transaction contemplated by such offer is terminated or abandoned, then the Standstill Period and the provisions of this Section 9.4 shall again become effective 24 hours after delivery of written notice of such termination or abandonment to the Standstill Parties), (ii) the date the Company publicly announces its intent, pursuant to a definitive written agreement to consummate a Change of Control, (iii) the date on which the Company publicly announces or enters into or becomes subject to a voluntary or involuntary bankruptcy, insolvency, reorganization, or moratorium event and (iv) the Facility Termination Date (the “Standstill Period”), none of Blackstone Alternative Credit Advisors LP (“Blackstone Credit Advisor”), Blackstone Life Sciences Advisors L.L.C. (“Blackstone Life Sciences Advisor”) and any funds and accounts managed or advised by either the Blackstone Credit Advisor or the Blackstone Life Sciences Advisor (collectively, the “Standstill Parties”) will, in any manner, directly or indirectly:
(a)make, effect, propose to make or effect, initiate or cause (i) any acquisition of beneficial ownership, directly or indirectly, of Equity Interests of the Company that would require a filing under Rule 13d-1 under the Exchange Act, (ii) any acquisition of all or substantially all of the assets of the Company, (iii)  a Change of Control of the Company or other merger or other business combination involving the Company, or (iv) any “solicitation” of “proxies” (as those terms are used in the proxy rules of the SEC) or consents with respect to any securities of the Company; provided that any investment in third-party mutual funds or other similar passive investment vehicles that hold interests in securities of the Company or any of its subsidiaries shall not be taken into account for the purpose of this subparagraph;
(b)form, join or participate in a “group” (as defined in the Exchange Act and the rules promulgated thereunder) with any third-party other than another Standstill Party or Permitted Transferee with respect to the beneficial ownership of any securities of the Company;
(c)act, alone or in concert with others, to seek to control or influence the management, the Board of Directors or policies of the Company, other than in accordance with the terms of the Credit Agreement;
(d)take any action that might require the Company to make a public announcement regarding any of the types of matters set forth in clause “(a)” of this Section 9.4;
(e)agree or offer to take, or encourage or propose (publicly or otherwise) the taking of, any action referred to in clause “(a)”, “(b)”, “(c)” of this Section 9.4;
(f)assist, induce or encourage any other Person to take any action of the type referred to in clause “(a)”, “(b)”, “(c)”, or “(d)” of this Section 9.4; or
(g)enter into any discussions, negotiations, arrangement or agreement with any other Person relating to any of the foregoing.

The Standstill Parties also agree during the Standstill Period not to request the Company (or its directors, officers, employees or representatives), directly or indirectly, to amend or waive any provision of this Section 9.4 (including this sentence). Notwithstanding anything to the contrary in this Section 9.4, it is understood and agreed that the Standstill Parties shall not be prohibited from entering into an agreement and having confidential discussions with legal, accounting or financial advisors for the limited purposes of evaluating any of the transactions contemplated by this Section 9.4. For the avoidance of doubt, none of the provisions of this Section 9.4 shall in any way limit the activities of Blackstone Inc. or its affiliates in their business distinct from the activities and business of the Standstill Parties. Nothing under this Section 9.4 will impact or limit any rights or obligations of the parties under the Credit Agreement including, without limitation, the rights and obligations under Section 6.21 of the Credit Agreement.

10.Miscellaneous.
10.1Governing Law; Submission to Jurisdiction.
(a)Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL SUBSTANTIVE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE RULES THEREOF RELATING TO CONFLICTS OF LAW OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

(b)Jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of, relating to or in connection with this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in this Section 10.1(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(c)Service of Process. Each of the parties hereto irrevocably consents to service of process in the manner provided for notices in Section 10.3. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable Law. Each of the parties hereto waives personal service of any summons, complaint or other process, which may be made by any other means permitted by New York law.
(d)Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS PURCHASE AND SALE AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY HERETO WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS PURCHASE AND SALE AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.1(d).
10.2Waiver. Waiver by a party of a breach hereunder by any other party shall not be construed as a waiver of any subsequent breach of the same or any other provision. No delay or omission by a party in exercising or availing itself of any right, power or privilege hereunder shall preclude the later exercise of any such right, power or privilege by such party. No waiver shall be effective unless made in writing with specific reference to the relevant provision(s) of this Agreement and signed by a duly authorized representative of the party granting the waiver.

10.3Notices. All notices, instructions and other communications hereunder or in connection herewith shall be in writing, shall be sent to the address of the relevant party set forth on Exhibit B attached hereto and be effective (a) upon receipt when sent through the mails, registered or certified mail, return receipt requested, postage prepaid, with such receipt to be effective the date of delivery indicated on the return receipt, (b) upon receipt when sent by an overnight courier, (c) on the date personally delivered to an authorized officer of the party to which sent or (d) on the date transmitted by electronic mail with a confirmation of receipt, in all cases, with a copy emailed to the recipient at the applicable address. Any party may change its address by giving notice to the other parties in the manner provided above.
10.4Entire Agreement. This Agreement contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous arrangements or understandings, whether written or oral, with respect hereto and thereto.
10.5Amendments. No provision in this Agreement shall be supplemented, deleted or amended except in a writing executed by an authorized representative of each of the Investors and the Company.
10.6Headings; Nouns and Pronouns; Section References. Headings in this Agreement are for convenience of reference only and shall not be considered in construing this Agreement. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice-versa. References in this Agreement to a section or subsection shall be deemed to refer to a section or subsection of this Agreement unless otherwise expressly stated.
10.7Severability. If, under applicable Laws, any provision hereof is invalid or unenforceable, or otherwise directly or indirectly affects the validity of any other material provision(s) of this Agreement in any jurisdiction (“Modified Clause”), then, it is mutually agreed that this Agreement shall endure and that the Modified Clause shall be enforced in such jurisdiction to the maximum extent permitted under applicable Laws in such jurisdiction; provided that the parties shall consult and use all reasonable efforts to agree upon, and hereby consent to, any valid and enforceable modification of this Agreement as may be necessary to avoid any unjust enrichment of another party and to match the intent of this Agreement as closely as possible, including the economic benefits and rights contemplated herein.
10.8Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by either the Investors or the Company without (a) the prior written consent of the Company in the case of any assignment by an Investor, except as provided in Section 9.2(l) with respect to an Investor’s assignment to a Permitted Transferee, or (b) the prior written consent of the Investors in the case of an assignment by the Company.
10.9Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.10Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.
10.11Third Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party, including any creditor of any party hereto, except with respect to a Permitted Transferee. No Third Party (other than a Permitted Transferee) shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against any party hereto.
10.12No Strict Construction. This Agreement has been prepared jointly and will not be construed against either party.
10.13Survival of Warranties. The representations and warranties of the Company and the Investors contained in this Agreement shall survive the Closing for eighteen (18) months, except for the representations and warranties set forth in Sections 4.1, 4.2, 4.4, 4.5(a), 4.6(c), 4.8, 4.15, 4.16, 4.17, 5.1, 5.2, 5.5, 5.7, 5.8 and 5.9, which shall survive the Closing. The parties hereby acknowledge and agree that the rights of the parties hereunder are special, unique and of extraordinary character, and that if any party refuses or otherwise fails to act, or to cause its Affiliates to act, in accordance with the provisions of this Agreement, such refusal or failure would result in irreparable injury to the Company or the Investors as the case may be, the exact amount of which would be difficult to ascertain or estimate and the remedies at law for which would not be reasonable or adequate compensation. Accordingly, if any party refuses or otherwise fails to act, or to cause its Affiliates to act, in accordance with the provisions of this Agreement, then, in addition to any other remedy which may be available to any damaged party at law or in equity, such damaged party will be entitled to seek specific performance and injunctive relief, without posting bond or other security, and without the necessity of proving actual or threatened damages, which remedy such damaged party will be entitled to seek in any court of competent jurisdiction.
10.14Remedies. The rights, powers and remedies of the parties under this Agreement are cumulative and not exclusive of any other right, power or remedy which such parties may have under any other agreement or Law. No single or partial assertion or exercise of any right, power or remedy of a party hereunder shall preclude any other or further assertion or exercise thereof.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

PTC THERAPEUTICS, INC.

By:	/s/ Stuart W. Peltz, Ph.D.
Name:	Stuart W. Peltz, Ph.D.

Title: Chief Executive Officer and President

Signature Page to Stock Purchase Agreement

ACTIVEUS 196896334v.7

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

BLACKSTONE COF IV HOLDCO LP

By: GSO Capital Opportunities Associates IV LP, its general partner

By: GSO Capital Opportunities Associates IV(Delaware) LLC, its general partner

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

Signature Page to Stock Purchase Agreement

ACTIVEUS 196896334v.7

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

BXLS YIELD – TRANSLATE L.P.

By: Blackstone Life Sciences Advisors L.L.C. on behalf of BXLS Yield – Translate L.P

By:	/s/ Robert Liptak
Name:	Robert Liptak
Title:	Chief Operating Officer

Signature Page to Stock Purchase Agreement

ACTIVEUS 196896334v.7

EXHIBIT A

SCHEDULE OF INVESTORS

Investor	Number of Shares of Common Stock	Aggregate Purchase Price
BXLS Yield – Translate L.P.	547,645	$24,999,994.25
Blackstone COF IV Holdco LP	547,645	$24,999,994.25

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